Exhibit 2.1

Electronic Articles of Organization
For
Florida Limited Liability Company

Article I
The name of the Limited Liability Company is:
BOGGY CREEK VILLAS LLC

Article II
The street address of the principal office of the Limited Liability Company is:
1515 INTERNATIONAL PKWY STE 2031
LAKE MARY, FL. 32746

The mailing address of the Limited Liability Company is:
1515 INTERNATIONAL PKWY STE 2031
LAKE MARY, FL. US 32746

Article III
The purpose for which this Limited Liability Company is organized is:
ANY AND ALL LAWFUL BUSINESS.

Article IV
The name and Florida street address of the registered agent is:
FYV CONSULTING INC.
1515 INTERNATIONAL PKWY STE 2031
LAKE MARY, FL 32746

Article V
The name and address of managing members/managers are:
Title: MGRM
WLMG HOLDING INC.
1515 INTERNATIONAL PKWY STE 2031
LAKE MARY, FL. 32746
US